Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following unaudited pro forma combined condensed statements of operations have been prepared to give effect to Verilink’s acquisition of Larscom Incorporated (“Larscom”) on July 28, 2004 and Verilink’s acquisition of XEL Communications, Inc. (“XEL”) on February 5, 2004, using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined condensed financial data. The pro forma statements of operations were prepared as if the acquisitions of Larscom and XEL had been completed as of June 28, 2003, the beginning of the earliest period presented.

     Verilink completed the acquisition of Larscom on July 28, 2004. The acquisition was recorded under the purchase method of accounting, and the purchase price was allocated based on the fair value of the assets acquired and liabilities assumed. The total purchase price of $27,852,000 consisted of (a) approximately 5,947,000 shares of Verilink common stock issued upon consummation and valued at approximately $26,036,000, using a fair value per share of $4.378, (b) approximately $516,000 of consideration for options and warrants to purchase approximately 983,000 equivalent shares of Verilink common stock assumed as part of the acquisition, and (c) direct transaction costs of approximately $1,300,000.

     The unaudited pro forma condensed combined financial data is based on assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the purchase price allocations and to reflect the amortization expense related to amortizable intangible assets.

     The pro forma adjustments and allocation of purchase price reflect the fair value of the assets acquired and liabilities assumed.

     The unaudited pro forma condensed combined financial data is presented for informational purposes only and has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Verilink, Larscom and XEL, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of Verilink and Larscom, other information Verilink has on file with the SEC and the historical financial statements and related notes thereto of XEL contained in Verilink’s Current Report on Form 8-K/A filed with the SEC on June 9, 2004. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed combined financial data, are based on currently available information and adjustments that we believe are reasonable. They are not necessarily indicative of our results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of future consolidated results of operations.

Verilink Corporation
Pro Forma Condensed Combined Statement of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended October 1, 2004
	Historical
	Verilink	Larscom	Pro Forma		Pro Forma
	Corporation	Incorporated	Adjustments		Combined
Net sales	$12,284	$1,453	$—		$13,737
Cost of sales	8,495	1,234	—		9,729

Gross profit	3,789	219	—		4,008

Operating expenses:			—
Research and development	2,252	271	—		2,523
Selling, general and administrative	5,679	1,185	(34	) a	6,942
	—		112	b
Impairment charges	19,984	—	—		19,984
Restructuring charges	443	1,448	—		1,891

Total operating expenses	28,358	2,904	78		31,340

Operating loss	(24,569)	(2,685)	(78)		(27,332)
Interest and other income, net	213	1			214
Interest expense	(115)	—			(115)

Loss before provision for income taxes	(24,471)	(2,684)	(78)		(27,233)
Provision for income taxes	—	—	—		—

Net loss	$(24,471)	$(2,684)	$(78)		$(27,233)

Loss per share:
Basic	$(1.19)				$(1.20)

Diluted	$(1.19)				$(1.20)

Weighted average shares outstanding:
Basic	20,608		2,012		22,620
Diluted	20,608		2,012		22,620

See accompanying notes to unaudited pro forma combined condensed financial data. The references above (a – b) refer to Note 4 of the Notes to the Unaudited Pro Forma Combined Condensed Financial Data.

Verilink Corporation
Pro Forma Condensed Combined Statement of Operations
(unaudited, in thousands, except per share amounts)

	Year Ended July 2, 2004
	Verilink Combined Pro Forma
	Historical					Historical
		XEL	XEL		Verilink		Larscom
	Verilink	Communications	Pro Forma		Combined	Larscom	Pro Forma		Pro Forma
	Corporation	Inc.	Adjustments		Pro Forma	Incorporated	Adjustments		Combined
Net sales	$46,183	$13,943	$—		$60,126	$22,299	$—		$82,425
Cost of sales	26,466	10,616	—		37,082	14,527	—		51,609

Gross profit	19,717	3,327	—		23,044	7,772	—		30,816

Operating expenses:			—				—
Research and development	6,876	921	—		7,797	4,537	—		12,334
Selling, general and administrative	13,151	2,588	337	c	16,076	12,450	(436	) a	29,434
	—	—			—		1,344	b
Impairment charges	—	—	—		—	408	—		408
Restructuring charges	390	—	—		390	2,224	—		2,614

Total operating expenses	20,417	3,509	337		24,263	19,619	908		44,790

Operating loss	(700)	(182)	(337)		(1,219)	(11,847)	(908)		(13,974)
Interest and other income, net	927	46	(57	) c	916	2,708			3,624
Interest expense	(253)	—	(437	) c	(690)	—			(690)

Loss before provision for income taxes	(26)	(136)	(831)		(993)	(9,139)	(908)		(11,040)
Provision for (benefit from) income taxes	—	—	—		—	23	—		23

Net loss	$(26)	$(136)	$(831)		$(993)	$(9,162)	$(908)		$(11,063)

Loss per share:
Basic	$0.00								$(0.52)

Diluted	$0.00								$(0.52)

Weighted average shares outstanding:
Basic	15,170						6,038		21,208
Diluted	15,170						6,038		21,208

See accompanying notes to unaudited pro forma combined condensed financial data. The references above (a – c) refer to Note 4 of the Notes to the Unaudited Pro Forma Combined Condensed Financial Data.

Notes To Unaudited Pro Forma Combined Condensed Financial Data

1. Basis of Pro Forma Presentation

     On July 28, 2004, Verilink completed its acquisition of Larscom and issued approximately 5,947,000 shares of its Common Stock for all the outstanding stock of Larscom and assumed all outstanding stock options and warrants of Larscom. The historical results for Verilink for the three months ended October 1, 2004 include the results of Larscom for the two-month period from July 29, 2004 through October 1, 2004.

     The unaudited pro forma combined condensed statement of operations for the three months ended October 1, 2004 and for the year ended July 2, 2004, gives effect to the acquisitions of Larscom and XEL as if they had occurred on June 28, 2003. Verilink reports its results of operations on a fiscal year ending in June while Larscom reports its results on a calendar year basis. Since the year ends of Verilink and Larscom are not within 93 days per the Securities and Exchange Commission guidance, the results of operations for Larscom in the four calendar quarters ended June 30, 2004 have been totaled and presented for the year ended July 2, 2004.

2. Purchase Price

     The total purchase price of $27,852,000 consisted of (a) approximately 5,947,000 shares of Verilink common stock issued upon consummation and valued at approximately $26,036,000, using a fair value per share of $4.378, (b) approximately $516,000 of consideration for options and warrants to purchase approximately 983,306 equivalent shares of Verilink common stock assumed as part of the acquisition, and (c) direct transaction costs of approximately $1,300,000. The fair value of Verilink’s common stock issued was determined using the five-trading-day average price surrounding the date the acquisition was announced (April 29, 2004). The fair value of options and warrants assumed in the transaction was determined using the Black-Scholes option-pricing model and the following assumptions: (i) options assumed that are expected to terminate within one year following the date of closing – expected life of 0.57 years, risk-free interest rate of 1.20%, expected volatility of 85.37% and no expected dividend yield, (ii) all other options assumed – expected life of 3.06 years, risk-free interest rate of 2.99%, expected volatility of 143.10% and no expected dividend yield, and (iii) warrants assumed – remaining contractual life of 0.26 years, risk-free interest rate of 1.20% and expected volatility of 85.37%. A summary of the total purchase consideration is as follows (in thousands):

Value of common stock issued	$26,036
Value of options and warrants assumed	516
Direct transaction costs	1,300

Total purchase consideration	$27,852

3. Purchase Price Allocation

     The acquisition of Larscom was recorded under the purchase method of accounting, and the purchase price was allocated based on the fair value of the assets acquired and liabilities assumed. The goodwill recorded as a result of the acquisition will not be amortized but will be included in the Company’s review of goodwill for impairment. The purchase consideration was allocated to the estimated fair values of the assets acquired and liabilities assumed. Based upon management’s estimate of fair value, which was based upon an independent valuation, the purchase price allocation is as follows (in thousands, except years):

	Purchase
	Price	Amortization
	Allocation	Life
Tangible assets	$13,156	various
Goodwill	15,561	—
Developed technology	4,566	4 – 6 years
Customer relationships	3,278	10 years
Trademarks	924	6 years
Liabilities assumed	(9,633)	—

Total purchase price allocation	$27,852

4. Pro Forma Adjustments

     There were no intercompany balances or transactions between Verilink and Larscom. Certain reclassifications have been made to conform Larscom’s historical amounts to Verilink’s financial statement presentation.

     The accompanying unaudited pro forma combined condensed statements of operations have been prepared as if the acquisitions of Larscom and XEL were completed on June 28, 2003 and reflect the following pro forma adjustments:

a.	To eliminate Larscom’s amortization of intangibles that would have been eliminated had the acquisition occurred on June 28, 2003.

b.	To record amortization expenses related to the intangible assets acquired on July 28, 2004 in connection with the acquisition of Larscom.

c.	To record pro forma adjustments related to Verilink’s acquisition of XEL on February 5, 2004 as if the acquisition occurred on June 28, 2003. Adjustments include amortization of intangibles acquired in that acquisition, a reduction in interest income as a result of lower cash and cash equivalents balances, and an increase in interest expense on the notes issued in connection with that acquisition, which bear interest at 7%.

     Subsequent to July 2, 2004, Verilink completed an interim test for impairment of goodwill due to triggering events that occurred during the quarter ended October 1, 2004 that Verilink believes would more likely than not, reduce the fair value of goodwill below its carrying value. These triggering events were (a) the loss of product revenues from a significant customer, (b) the low level of liquidity noted in an explanatory paragraph included in the audit report from our independent registered public accounting firm on Verilink’s fiscal 2004 consolidated financial statements which were filed in our Form 10-K on October 1, 2004, and (c) the low market price of Verilink’s common stock following the end of the quarter. This impairment charge, which totaled $19,984,0000, is not included as a pro forma adjustment in the Pro Forma Condensed Combined Statement of Operations for the year ended July 2, 2004 due to its nonrecurring nature, but it is reflected in Verilink’s October 1, 2004 Condensed Consolidated Balance sheet included in Verilink’s Quarterly Report on Form 10-Q filed on November 22, 2004, and reflected in the Pro Forma Condensed Combined Statement of Operations for the three months ended October 1, 2004, included herein.

5. Unaudited Pro Forma Combined Earnings Per Common Share Data

     Shares used to calculate unaudited pro forma combined loss per basic and diluted share for the quarter ended October 1, 2004, were computed by assuming that the approximately 6,038,000 total shares issued in exchange for the outstanding Larscom shares (5,947,000) and in payment of the broker’s fee (91,000), were outstanding as of the beginning of the quarter. Weighted shares outstanding for the quarter will increase by 2,012,000 due to the impact of the issued shares being outstanding for three months during the quarter instead of the two months actually outstanding. Shares used to calculate unaudited pro forma combined loss per basic and diluted share for the year ended July 2, 2004, were computed by adding the 6,038,000 total shares issued, as detailed above, to Verilink’s weighted average shares outstanding. As the unaudited pro forma condensed combined statement of operations for the periods presented show a net loss, weighted average basic and diluted shares are the same.

	Verilink	New Equivalent
	Historical	Weighted
	Weighted	Average	Pro Forma
	Average	Shares	Combined
	Shares	Issued	Shares
		(in thousands)
Quarter year ended October 1, 2004
Basic	20,608	2,012	22,620
Diluted	20,608	2,012	22,620
Fiscal year ended July 2, 2004
Basic	15,170	6,038	21,208
Diluted	15,170	6,038	21,208